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                               CREDIT AGREEMENT

                        Dated as of September 3, 1997

                                 by and among
                         SMITHWAY MOTOR XPRESS, INC.
                                 as Borrower

                         SMITHWAY MOTOR XPRESS CORP.
                                 as Guarantor

                            LASALLE NATIONAL BANK
                                  as Lender









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                               TABLE OF CONTENTS



ARTICLE ITHE CREDITS.........................................................1
      1.1   Amounts and Terms of Commitments.................................1
            (a)   The Revolving Credit.......................................1
            (b)   Letters of Credit..........................................1
      1.2   Note.............................................................2
      1.3   Loan Accounts....................................................2
      1.4   Procedure for Revolving Credit Borrowing.........................2
      1.5   Conversion and Continuation Elections............................3
      1.6   Termination of Loans and Commitment..............................4
      1.7   Interest.........................................................4
      1.8   Letter of Credit Fees............................................5
      1.09  Computation of Fees and Interest.................................5
      1.10  Payments by the Borrower.........................................5
      1.11  Nonusage Fees....................................................6

ARTICLE IITAXES, YIELD PROTECTION AND ILLEGALITY.............................6
      2.1   Taxes............................................................6
      2.2   Illegality.......................................................7
      2.3   Increased Costs and Reduction of Return..........................8
      2.4   Funding Losses...................................................8
      2.5   Inability to Determine Rates.....................................9
      2.6   Reserves on LIBOR Rate Loans.....................................9
      2.7   Certificates of Lender..........................................10
      2.8   Survival........................................................10

ARTICLE IIICONDITIONS PRECEDENT.............................................10
      3.1   Conditions of Initial Loans.....................................10
            (a)   Credit Agreement..........................................10
            (b)   Note......................................................10
            (c)   Secretary's Certificates; Resolutions; Incumbency.........10
            (d)   Articles of Incorporation; By-laws and Good Standing......10
            (e)   Legal Opinions............................................11
            (f)   Payment of Fees...........................................11
            (g)   Certificate...............................................11
            (h)   Financial Statements......................................11
            (i)   Borrowing Base Certificate................................11
            (j)   Letter of Credit Application..............................11
            (k)   Prior Indebtedness........................................12
            (l)   Other Documents...........................................12

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      3.2   Conditions to All Borrowings and Letters of Credit..............12
            (a)   Notice of Borrowing or Continuation/Conversion............12
            (b)   Application and Request for Letter of Credit..............12
            (c)   Continuation of Representations and Warranties............12
            (d)   No Existing Default.......................................12

ARTICLE IVREPRESENTATIONS AND WARRANTIES....................................12
      4.1   Corporate Existence and Power...................................13
      4.2   Corporate Authorization; No Contravention.......................13
      4.3   Governmental Authorization......................................13
      4.4   Binding Effect..................................................13
      4.5   Litigation......................................................13
      4.6   No Default......................................................13
      4.7   ERISA Compliance................................................13
      4.8   Use of Proceeds; Margin Regulations.............................14
      4.9   Title to Properties.............................................14
      4.10  Taxes...........................................................14
      4.11  Financial Condition.............................................14
      4.12  Environmental Matters...........................................14
      4.13  Regulated Entities..............................................15
      4.14  No Burdensome Restrictions......................................15
      4.15  Solvency........................................................15
      4.16  Labor Relations.................................................15
      4.17  Subsidiaries....................................................15
      4.18  Insurance.......................................................15
      4.19  Full Disclosure.................................................15

ARTICLE VAFFIRMATIVE COVENANTS..............................................16
      5.1   Financial Statements............................................16
      5.2   Certificates; Borrowing Base Certificates; Other Information....16
      5.3   Notices.........................................................17
      5.4   Preservation of Corporate Existence, Etc........................17
      5.5   Maintenance of Property.........................................18
      5.6   Insurance.......................................................18
      5.7   Payment of Obligations..........................................18
      5.8   Compliance with Laws............................................18
      5.9   Inspection of Property and Books and Records....................18
      5.10  Environmental Laws..............................................18
      5.11  Use of Proceeds.................................................18
      5.12  Solvency........................................................19
      5.13  Further Assurances..............................................19
      5.14  Banking Relationship............................................19


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ARTICLE VINEGATIVE COVENANTS................................................19
      6.1   Limitation on Liens.............................................19
      6.2   Consolidations and Mergers......................................20
      6.3   Investments.....................................................20
      6.4   Transactions with Affiliates....................................20
      6.5   Compliance with ERISA...........................................20
      6.6   Consolidated Tangible Net Worth.................................20
      6.7   Leverage Ratio..................................................21
      6.8   Debt to Net Worth Ratio.........................................21
      6.9   Total Indebtedness..............................................21
      6.10  Change in Business..............................................21
      6.11  Change in Structure.............................................21
      6.12  Accounting Changes..............................................21

ARTICLE VIIEVENTS OF DEFAULT................................................21
      7.1   Event of Default................................................21
            (a)   Non-Payment...............................................21
            (b)   Representation or Warranty................................21
            (c)   Specific Defaults.........................................21
            (d)   Other Defaults............................................21
            (e)   Cross-Default.............................................22
            (f)   Insolvency; Voluntary Proceedings.........................22
            (g)   Involuntary Proceedings...................................22
            (h)   ERISA.....................................................22
            (i)   Judgments.................................................22
            (j)   Ownership.................................................22
            (k)   Adverse Change............................................23
            (l)   Guarantor Defaults........................................23
      7.2   Remedies........................................................23
      7.3   Rights Not Exclusive............................................23
      7.4   Cash Collateral for Letters of Credit...........................23

ARTICLE VIIIMISCELLANEOUS...................................................24
      8.1   Amendments and Waivers..........................................24
      8.2   Notices.........................................................24
      8.3   No Waiver; Cumulative Remedies..................................24
      8.4   Costs and Expenses..............................................24
      8.5   Indemnity.......................................................25
      8.6   Marshaling; Payments Set Aside..................................25
      8.7   Successors and Assigns..........................................26
      8.8   Set-off.........................................................26
      8.9   Automatic Debits of Fees........................................26
      8.10  Counterparts....................................................26

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      8.11  Severability....................................................26
      8.12  Captions........................................................27
      8.13  Independence of Provisions......................................27
      8.14  Interpretation..................................................27
      8.15  No Third Parties Benefitted.....................................27
      8.16  Governing Law and Jurisdiction..................................27
      8.17  WAIVER OF JURY TRIAL............................................28
      8.18  Entire Agreement................................................28

ARTICLE IXDEFINITIONS.......................................................28
      9.1   Defined Terms...................................................28
      9.2   Other Interpretive Provisions...................................37
            (a)   Defined Terms.............................................37
            (b)   The Agreement.............................................37
            (c)   Certain Common Terms......................................37
            (d)   Performance; Time.........................................37
            (e)   Contracts.................................................37
            (f)   Laws......................................................37
      9.3   Accounting Principles...........................................38




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SCHEDULES

Schedule 4.5          Litigation
Schedule 4.9          Title to Properties
Schedule 4.11         Financials
Schedule 4.12         Environmental Matters
Schedule 4.17         Subsidiaries
Schedule 5.11         Use of Proceeds
Schedule 6.1          Liens
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EXHIBITS

Exhibit A               Revolving Note
Exhibit B               Notice of Borrowing
Exhibit C               Notice of Conversion/Continuation
Exhibit D               Legal Opinion
Exhibit E               Borrowing Base Certificate
Exhibit F               Guaranty




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

                     CREDIT AGREEMENT


      This CREDIT AGREEMENT (this "Agreement") is entered into as of September 3, 1997, by and between Smithway Motor Xpress, Inc. ("Borrower"), Smithway Motor Xpress Corp. as Guarantor (the "Guarantor") and LaSalle National Bank, as Lender (the "Lender").

                   W I T N E S S E T H:

      WHEREAS, the Borrower and the Guarantor have requested, and the Lender has agreed to make available to the Borrower, a revolving credit facility and a letter of credit facility upon and subject to the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                         ARTICLE I

                        THE CREDITS

      1.1   Amounts and Terms of Commitments.

      (a) The Revolving Credit. The Lender agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower (each such Loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of $15,000,000 (Fifteen Million Dollars) (the "Revolving Commitment");
provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Within the limits of the Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this subsection 1.1(a), prepay and reborrow pursuant to this subsection 1.1(a). The "Maximum Revolving Loan Balance" will be the lesser of the sum of the Borrowing
Base in effect from time to time plus the face amount of all Letters of Credit outstanding from time to time, or the Revolving Commitment then in effect.
If at any time the Revolving Loans exceed the Maximum Revolving Loan
Balance, Revolving Loans must be repaid immediately in an amount sufficient to eliminate any excess.

      (b) Letters of Credit. Subject to the terms and conditions of this Agreement, in addition to advances under the Revolving Loan, the

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Revolving Commitment may be utilized for the issuance by the Lender of letters of credit (each a "Letter of Credit"). In determining the amount of outstanding Letters of Credit, the maximum amount then undrawn under each Letter of Credit plus any drawings which have not been reimbursed to the Lender will be considered outstanding. Each Letter of Credit shall expire not later than one (1) year after the date of its issuance and at least thirty (30) days prior to the Revolving Termination Date in effect from time to time. For each requested Letter of Credit, a Borrower shall give the Lender not less than five (5) Business Days' prior written notice by delivery to the Lender of a duly completed and executed application for such Letter of Credit on the form prescribed or required by the Lender, which the Lender may accept or reject in its sole discretion. At no time shall the total outstanding Letters of Credit exceed $4,000,000.

      The Borrower shall be irrevocably and unconditionally obligated, forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Lender for any amounts paid by the Lender under any Letter of Credit. The Borrower hereby authorizes and directs the Lender, at the Lender's option, to make a Revolving Loan in the amount of any payment made by the Lender with respect to any Letter of Credit. All amounts paid by the Lender with respect to any Letter of Credit that are not immediately repaid by the Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate then applicable to Revolving Loans, calculated using the Prime Rate and the Applicable
Margin in effect.

      1.2   Note.       The Revolving Loans made by the Lender shall be
evidenced by a single Revolving Note payable to the order of the Lender in an amount equal to $15,000,000.00 executed by the Borrower, in substantially the form of Exhibit A hereto.

      1.3 Loan Accounts. The Lender shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding, and the record thereof shall, absent manifest error be conclusive evidence of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans.

      1.4   Procedure for Revolving Credit Borrowing.


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

      (a) Each Borrowing under the Revolving Loan shall be made upon a Borrower's irrevocable written notice delivered to the Lender in the form of a Notice of Borrowing (which notice must be received by the Lender prior to 11:00 a.m. Chicago time on the requested Borrowing date in the case of each Prime Rate Loan and on the day which is two (2) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan). Such Notice of Borrowing shall be in substantially the form of Exhibit B hereto and shall specify:

            (i) the amount of the Borrowing (which, in the case of a Borrowing of LIBOR Rate Loans, shall be in an aggregate minimum principal amount of Five Hundred Thousand dollars ($500,000.00) or any multiple of One Hundred Thousand dollars ($100,000.00) in excess thereof), and in the case of Prime Rate Loans, shall be in an aggregate minimum principal amount of One Hundred Thousand dollars ($100,000) or greater;

            (ii) the requested Borrowing date, which shall be a Business Day;

            (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Prime Rate Loans;

            (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Lender not later than 11:00 a.m. (Chicago time) one Business Day before the Closing Date and such Borrowing will consist of Prime Rate Loans only.

      (b) The proceeds of all such Loans will then be made available to the Borrower by the Lender at the Lender's payment office by crediting the account of the Borrower on the books of the Lender.

      (c) During the existence of a Default or an Event of Default, the Borrower may not elect to have a Loan be made as, or converted into or continued (after the expiration of the applicable Interest Period) as, a LIBOR Rate Loan.

      (d) After giving effect to any Borrowing, there shall not be more than five (5) different Interest Periods in effect at any one time.


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      1.5   Conversion and Continuation Elections.

      (a)   The Borrower may upon irrevocable written notice to the
Lender:

            (i)   elect to convert on any Business Day, any Prime
      Rate Revolving Loans (or any part thereof in an amount not less than $500,000.00, or that is in an integral multiple of $100,000.00 in excess thereof) into LIBOR Rate Loans or;

            (ii) elect to convert on the last day of the applicable Interest Period any LIBOR Rate Revolving Loans having Interest Periods maturing on such day into Prime Rate Revolving Loans; or

            (iii) elect to renew on the last day of the applicable Interest Period any LIBOR Rate Revolving Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $500,000.00, or that is in an integral multiple of $100,000.00 in excess thereof);

provided, that if the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000.00, such LIBOR Rate Revolving Loans shall automatically convert into Prime Rate Revolving Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Rate
Revolving Loans shall terminate.

      (b)   The Borrower shall deliver a Notice of
Conversion/Continuation, in substantially the form of Exhibit C hereto, to be received by the Lender not later than 11:00 a.m. (Chicago time) at least two (2) Business Days in advance of the requested conversion date or continuation date, if the Loans are to be converted into or continued as LIBOR Rate Revolving Loans and on the requested conversion date, if the Loans are to be converted into Prime Rate Revolving Loans, specifying:

            (i)   the proposed conversion date or continuation date;

            (ii) the aggregate amount of Loans to be converted or renewed;

            (iii) the nature of the proposed conversion or continuation; and

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

            (iv) the duration of the requested Interest Period with respect to any Loans to be converted or continued as LIBOR Rate Revolving Loans.

      (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans or if any Default or Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Prime Rate Revolving
Loans effective as of the expiration date of such current Interest Period.

      1.6 Termination of Loans and Commitment. The Borrower shall repay to the Lender in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.


      1.7   Interest.

      (a) Subject to subsection 1.7(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Prime Rate, as the case may be, plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin.

      (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the Revolving Termination Date, and, during the existence of any Event of Default interest shall be payable on demand of the Lender.

      (c) While any Event of Default exists and the applicable grace period has expired and/or after the Revolving Termination Date (whether by acceleration or otherwise), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum which is determined by adding two percent (2%) per annum to the Applicable Margin then in effect for such Loan and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Prime Rate plus two percent (2%); provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate
Loan outstanding on the date of occurrence of such Event of Default or maturity, the principal amount of such Loan shall, during the continuation of such Event of Default and/or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2%).

      (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.

      1.8 Letter of Credit Fees. The Borrower shall pay to the Lender a letter of credit fee equal to 1/2% per annum, payable quarterly in advance, on the outstanding face amount of any outstanding Letters of Credit issued by the Lender.

      1.9   Computation of Fees and Interest.

      (a) All computations of fees and interest payable under this Agreement shall be made on the basis of a 365-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

      (b) The Lender will, with reasonable promptness, notify the Borrower of each determination of a LIBOR Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Lender. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin shall become effective as of the opening of business on the day on which such change in the Applicable Margin becomes effective. The Lender will with reasonable promptness notify the Borrower of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Lender.

      (c) Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrower in the absence of manifest error.

      1.10  Payments by the Borrower.

      (a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim, shall, except as otherwise expressly provided herein, be made to the Lender at the Lender's payment office, and shall be made in dollars and in immediately available funds, no later than noon (Chicago time) on the date specified herein. Any payment which is received by the Lender later than noon (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

      (b) Subject to the provisions set forth in the definition of "Interest Period" herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

      1.11 Nonusage Fees. Borrower shall pay Lender an annual fee of 1/4%, payable quarterly, multiplied by the difference between the Commitment and (i) the average daily amount of Loans outstanding hereunder for such quarterly period, plus (ii) the average daily amount of Letters of Credit outstanding hereunder for such quarterly period.

                        ARTICLE II

          TAXES, YIELD PROTECTION AND ILLEGALITY

      2.1   Taxes.

      (a) Any and all payments by the Borrower to the Lender under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender's net income by the jurisdiction under the laws of which the Lender is organized or maintains a Lending
Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). Lender represents that there are no taxes presently owing.

      (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

      (c) The Borrower shall indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section
2.1) paid by the Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided to the extent a refund is obtained it shall be paid to Borrower. Payment under this indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

      (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lender, then:

            (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.1) the Lender receives an amount equal to the sum it would have received had no such deductions been made;

            (ii)  the Borrower shall make such deductions; and

            (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

      (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

      (f) If the Borrower is required to pay additional amounts to the Lender pursuant to subsection 2.1(d), then the Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of the Lender is not otherwise disadvantageous to the Lender.

      2.2   Illegality.

      (a) If the Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by the Lender to the Borrower, the obligation of the Lender to make LIBOR Rate Loans shall be suspended until the Lender shall have notified the Borrower that the circumstances giving rise to such determination no longer exists.

      (b) If the Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full, without penalty, all LIBOR Rate Loans of the Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately and without prepayment penalty, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section
2.4.

      (c) If the obligation of the Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to the Lender that all Loans which would otherwise be made by the Lender as LIBOR Rate Loans shall be instead Prime Rate Loans.

      (d)   Before giving any notice to the Borrower pursuant to this
Section 2.2, the Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

      2.3   Increased Costs and Reduction of Return.

      (a) If the Lender shall determine that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to national and state banks of agreeing to make or making, funding or maintaining any LIBOR
Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by the Lender pay to the Lender, additional amounts as are sufficient to compensate the Lender for such increased costs.

      (b)   If the Lender shall have determined that:

            (i)   the introduction of any Capital Adequacy
      Regulation;

            (ii)  any change in any Capital Adequacy Regulation;

            (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

            (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender, with any Capital Adequacy Regulation;

affects or would affect the amount of capital required or expected to be maintained by national banks or any holding company's controlling such national banks and (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy and the Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans or obligations under this Agreement, then, upon demand of the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

      2.4   Funding Losses.  The Borrower agrees to reimburse the
Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

            (a) the failure of the Borrower to make any payment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

            (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or are deemed to have given) a Notice of Borrowing or a Notice of Conversion/
      Continuation;

            (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.5;

            (d) other than any prepayment required by Lender, the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

            (e) the conversion pursuant to Section 1.5 of any LIBOR Rate Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or re-employment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lender under this Section 2.4 and under subsection 2.3(a): each LIBOR Rate Loan made by the Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

      2.5 Inability to Determine Rates. If the LIBOR Rate is not generally available to financial institutions in the United States, the Lender will forthwith give notice to the Borrower. Thereafter, the obligation of the Lender to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Lender revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lender shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall he made, converted or continued as Prime Rate Loans.

      2.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently commonly known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days' prior written notice of such additional interest from the Lender. If the Lender fails to give notice fifteen
(15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice. This covenant shall survive payment of all other Obligations. At the present time, no such reserve is required.

      2.7 Certificates of Lender. The Lender in connection with its claim for reimbursement or compensation pursuant to this Article II shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

      2.8 Survival. The agreements and obligations of the Borrower in this Article II shall survive the payment of all other Obligations.

                        ARTICLE III

                   CONDITIONS PRECEDENT

      3.1 Conditions of Initial Loans. The obligation of the Lender to make its initial Loan and of the Lender to issue the initial Letter of Credit hereunder is subject to the condition that the Lender shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Lender and (except for the Note) duly executed by all parties thereto:

            (a) Credit Agreement. This Agreement executed by the Borrower, the Guarantor and the Lender;

            (b)   Note.  The Note executed by the Borrower;

            (c)   Secretary's Certificates; Resolutions; Incumbency.
      A certificate of the Secretary or Assistant Secretary of the Borrower and the Guarantor, certifying:

                  (i) the names and true signatures of the officers of the person(s) authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan
            Documents to be delivered hereunder; and

                  (ii) Copies of the resolutions of the board of directors of the person(s) approving and authorizing the execution, delivery and performance by such person(s) of this Agreement, the Guaranty and the other Loan
            Documents to be executed or delivered by it hereunder;

            (d)   Articles of Incorporation; By-laws and Good
      Standing.  Each of the following documents:

                  (i) the articles or certificate of incorporation of the Borrower and the Guarantor certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of each of the Borrower and the Guarantor as of a recent date, and the bylaws of each of the Borrower and the Guarantor as in effect on the Closing
            Date, certified by the Secretary or Assistant Secretary of the applicable Borrower or Guarantor as of the Closing Date;
            and

                  (ii) a good standing certificate for each of the Borrower and the Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where Borrower owns real estate;

            (e) Legal Opinions. An opinion of Scudder Law Firm, P.C., counsel to the Borrower and the Guarantor and addressed to the Lender, substantially in the form of Exhibit D;

            (f) Payment of Fees. Subject to Section 8.4 hereof, the Borrower shall have paid all accrued and unpaid legal fees, and out-of-pocket costs and expenses incurred by the Bank in connection with the preparation of the Loan Documents to the extent then due and payable on the Closing Date;

            (g) Certificate. A certificate signed by a Responsible Officer of Borrower and the Guarantor, dated as of the Closing Date, stating that:

                  (i) the representations and warranties contained in Article IV hereof are true and correct on and as of such date, as though made on and as of such date;

                  (ii) no Default or Event of Default exists or would result from the initial Borrowing or issuance of the initial Letter of Credit; and

                  (iii) there has occurred since June 30, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

            (h) Financial Statements. Copies of all of the financial statements of the Borrower and the Guarantor referred to in Section
      4.11 certified by a Responsible Officer of each such Person;

            (i)   Borrowing Base Certificate.  A duly completed
      Borrowing Base Certificate setting forth the Borrowing Base as of a date not more than 30 days prior to the Closing Date;

            (j)   Letter of Credit Application.  For each Letter of
      Credit requested, not less than five (5) Business Days' prior written notice of such requested Letter of Credit accompanied by a completed application on a form prescribed by the Lender for each Letter of Credit requested to be issued by the Lender on the Closing Date;

            (k) Prior Indebtedness. A payoff letter from each lender of any Prior Indebtedness (which for purposes of this Paragraph shall mean indebtedness to be paid off with proceeds of the Loans under Section 5.11(a) hereof) in form and substance satisfactory to the Lender, together with such UCC-3 termination statements, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such lenders securing Prior Indebtedness which is to be paid off on the Closing Date as the Lender may reasonably request, duly executed and in form and substance satisfactory to the Lender; and

            (l) Other Documents. Such other approvals, opinions, documents or materials as the Lender may request.

      3.2 Conditions to All Borrowings and Letters of Credit. The obligation of the Lender to make any Loan and to issue any Letter of Credit to be made by it hereunder is subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

            (a)   Notice of Borrowing or Continuation/Conversion.
      The Lender shall have received a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable;

            (b) Application and Request for Letter of Credit. For each Letter of Credit requested, the Lender shall have received not less than five (5) Business Days' prior written notice of such requested Letter of Credit accompanied by a completed application on a form prescribed by the Lender.

            (c)   Continuation of Representations and Warranties.
      The representations and warranties made by the Borrower and the Guarantor contained in Article IV shall be true and correct on and as of such Borrowing or continuation or conversion date with the same effect as if made on and as of such Borrowing or continuation or conversion date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

            (d) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Continuation/Conversion submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing or continuation or conversion, as applicable, that the conditions in Section 3.1 are satisfied.

                        ARTICLE IV

              REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lender that:

      4.1 Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under the Loan Documents; is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and is in compliance with all Requirements of Law.

      4.2 Corporate Authorization; No Contravention. The execution, delivery and performance by Borrower of this Agreement, and any other
Loan Document to which such Person is a party, have been duly authorized by all necessary corporate action, and do not and will not: contravene the terms of any of Borrower's Organization Documents; conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which Borrower or its Property is subject; or violate any Requirement of Law.

      4.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of the Agreement or any other Loan Document.

      4.4   Binding Effect.  This Agreement and each other Loan
Document to Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

      4.5 Litigation. Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Borrower or Borrower's Properties which: purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or if determined adversely to Borrower could reasonably be expected to have a Material Adverse Effect.

      4.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. Borrower is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

      4.7 ERISA Compliance. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement and Income Security Act of 1974 ("ERISA) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties or assets.

      4.8   Use of Proceeds; Margin Regulations.  The proceeds of the
Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.11. The Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

      4.9 Title to Properties. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property owned by Borrower is subject to no Liens, other than Permitted Liens, except as set for on Schedule 4.9.

      4.10 Taxes. Borrower has filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against Borrower, which would, if the assessment were made, have a Material Adverse Effect.

      4.11  Financial Condition.

      (a) The audited consolidated annual financial statements of financial condition of the Guarantor and its Subsidiaries dated December
31, 1996, and the related audited consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date: were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; present fairly the consolidated financial condition of the Guarantor and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and except as specifically disclosed in Schedule 4.11, show all material indebtedness and other liabilities, direct or contingent of the Guarantor and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

      (b)   Since December 31, 1996 there has been no Material
Adverse Effect.

      4.12  Environmental Matters.

      (a) Except as specifically disclosed in Schedule 4.12, the on-going operations of Borrower complies in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $500,000 in the aggregate.

      (b) Except as specifically disclosed in Schedule 4.12, Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and Borrower is in compliance with all material terms and conditions of such Environmental Permits.

      (c) Except as specifically disclosed in Schedule 4.12, the Borrower is not subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

      4.13 Regulated Entities. The Borrower is not (a) a "Investment Company" within the meaning of the Investment Company Act of 1940; or
(b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

      4.14 No Burdensome Restrictions. The Borrower is not a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

      4.15  Solvency.  Each of the Guarantor and Borrower is Solvent.

      4.16 Labor Relations. There are no strikes, lockouts or other labor disputes or actions with or against Borrower, or, to the best of Borrower's knowledge, threatened against or affecting such Borrower, and no significant unfair labor practice complaint is pending against Borrower or, to the best knowledge of Borrower, threatened against it before any Governmental Authority.

      4.17 Subsidiaries. Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 4.17.

      4.18 Insurance. The Properties of Borrower are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where Borrower operates.

      4.19 Full Disclosure. None of the representations or warranties made by Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of Borrower in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                         ARTICLE V

                   AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that, so long as the Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

      5.1 Financial Statements. The Guarantor shall deliver to the Lender in form and detail satisfactory to the Lender:

            (a)   as soon as available, but not later than one hundred
      (100) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Guarantor as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm acceptable to the Lender which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Guarantor's or any Subsidiary's records and shall be delivered to the Lender pursuant to a reliance agreement between the Lender and such accounting firm in form and substance satisfactory to the Lender;

            (b) as soon as available, but not later than forty five (45) days after the end of each of the fiscal quarters of each year, a copy of the unaudited consolidated and consolidating balance sheet of the Guarantor and its consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, and certified by an appropriate Responsible Officer of the Guarantor as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Guarantor and the Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure;
      and

      5.2   Certificates; Borrowing Base Certificates; Other
Information.  The Guarantor shall furnish to the Lender:

            (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a) above, Borrower shall deliver a complete list of its tractors and trailers, identified by manufacturer, model, year and vehicle identification number and identifying the lienholder, if any, and the amount of the lien thereon;

            (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) above, a certificate of the chief executive officers or chief financial officer of the Borrower (i) stating that, to the best of such officer's knowledge, Borrower, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 6.6 through 6.9, inclusive.

            (c) promptly after the same are sent, copies of all financial statements and reports which Guarantor sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which Guarantor may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

            (d) monthly by not later than the fifteenth (15th) day of each calendar month, and at such other times as the Lender may require, a Borrowing Base Certificate, certified by a Responsible Officer of the Borrower setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as the Lender may reasonably require; and

            (e) promptly, such additional business, financial, corporate affairs and other information as the Lender may from time to time reasonably request.

      5.3 Notices. Borrower shall notify the Lender of any of the following not later than three (3) Business Days after becoming aware of the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default, and any event or circumstance that would cause the condition to Borrowing set forth in subsection 3.2(c) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance.

      5.4 Preservation of Corporate Existence, Etc. Borrower shall, and shall cause each of its Subsidiaries to: preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;
and preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      5.5 Maintenance of Property. Borrower shall maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.6 Insurance. Borrower shall maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced in the absence of thirty (30) days' prior notice to the Lender. All such insurance shall name the Lender as loss payee/mortgagee and as additional insureds. Upon request of the Lender, Borrower so requested shall furnish the Lender at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of Borrower (and, if requested by the Lender, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower in accordance with this Section 5.6 (and which, in the case of a certificate of a broker, were placed through such broker).

      5.7 Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all of its obligations and liabilities, unless contested in good faith and adequate reserves in the sole judgement of the Lender are maintained by Borrower.

      5.8 Compliance with Laws. Borrower shall comply in all material respects with all Requirements of Law of any Governmental
Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      5.9 Inspection of Property and Books and Records. Borrower shall maintain proper books of record and account and shall permit representatives and independent contractors of the Lender to visit and inspect its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its respective affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

      5.10 Environmental Laws. Borrower shall conduct its operations and keep and maintain its Property in material compliance with all Environmental Laws.

      5.11 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) for repayment in full of existing debt to UMB Bank, N.A. (b) payment of indebtedness listed on Schedule 5.11 hereof, and (c) for working capital and other general corporate purposes not in contravention of any Requirement of Law.

      5.12  Solvency.  Borrower shall at all times be Solvent.

      5.13  Further Assurances.

      (a) Borrower shall ensure that all written information, exhibits and reports furnished to the Lender do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Lender and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

      (b) Promptly upon request by the Lender, Borrower shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan
Document, and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other document executed in connection therewith.

      5.14 Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for its receipts, disbursements and related services.

                        ARTICLE VI

                    NEGATIVE COVENANTS

      The Borrower hereby covenants and agrees that, so long as the Lender shall have any Commitment hereunder, or any Loan or other
Obligation shall remain unpaid or unsatisfied:

      6.1 Limitation on Liens. Borrower shall not directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

            (a) any Lien existing on the Property of Borrower on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date;

            (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, provided that no Notice of Lien has been filed or recorded under the Code;

            (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty;

            (d) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (e) Purchase money security interests on any Property acquired or held by an Borrower in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property, and

            (f)   Liens securing capital lease obligations.

      6.2 Consolidations and Mergers. Borrower, without the prior written consent of Lender, shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

      6.3 Investments. Borrower shall not purchase or acquire, or make any commitment therefor, any capital stock, equity interest or other securities of, or any interest in, any Person, or acquire substantially all of assets of any Person or Persons which, in the aggregate, in any fiscal year exceeds fifty percent (50%) of Borrower's Tangible Net Worth for the then immediate prior fiscal year.

      6.4 Transactions with Affiliates. Borrower shall not enter into any transaction with any Affiliate of Borrower, except: as expressly permitted by this Agreement; or in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower and the Affiliate; and only upon fair and reasonable terms no less favorable to Borrower and Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of Borrower.

      6.5 Compliance with ERISA. Borrower shall not: terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Lender) liability to Borrower or any ERISA Affiliate; or permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Lender) liability to any member of the Controlled Group.

      6.6 Consolidated Tangible Net Worth. The Borrower shall not permit its consolidated Tangible Net Worth for any fiscal quarter to be less than $22,500,000, plus 50% of the Consolidated Net Income for each fiscal year hereafter .

      6.7 Leverage Ratio. The Borrower shall not permit its Leverage Ratio, as determined as of each fiscal quarter for the twelve month period ending on such date, to be greater than 2.5:1.

      6.8 Debt to Net Worth Ratio. The Borrower shall not at any time during any fiscal quarter permit its ratio of total consolidated liabilities (as determined in accordance with GAAP) to consolidated Tangible Net Worth to be greater than 2.5:1.

      6.9   Total Indebtedness.     The Borrower shall not incur
Indebtedness, at any time prior to the first anniversary of this Agreement, in excess of $45,000,000, at any time after the first anniversary but prior to the second anniversary of this Agreement, in excess of $50,000,000, and thereafter, in excess of $65,000,000..

      6.10 Change in Business. Borrower, without the express prior written consent of Lender, shall not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

      6.11 Change in Structure. Borrower, without the express prior written consent of Lender, shall not make any changes in its equity capital structure (including in the terms of its outstanding stock), or amend its certificate of incorporation or by-laws in any material respect.

      6.12 Accounting Changes. Borrower shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrower.

                        ARTICLE VII

                     EVENTS OF DEFAULT

      7.1 Event of Default. Any of the following shall constitute an "Event of Default":

            (a) Non-Payment. Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of or interest on any Loan, or (ii) within five business days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

            (b) Representation or Warranty. Any representation or warranty by Borrower made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by Borrower or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) Specific Defaults. Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.2, 5.3 and 5.9 or Article VI hereof; or

            (d) Other Defaults. Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of twenty days after the earlier of (i) the date upon which a Responsible Officer of Borrower knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by the Lender; or

            (e) Cross-Default. Borrower fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount of more than $1,000,000 which are not being contested in good faith and for which adequate reserves are not maintained; or

            (f)   Insolvency; Voluntary Proceedings.  Borrower or
      Guarantor (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debt as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

            (g)   Involuntary Proceedings.  (i) Any involuntary
      Insolvency Proceeding is commenced or filed against Borrower or Guarantor, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Borrower's Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing of levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

            (h)   ERISA. A Plan that is intended to be qualified under
      Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise), or otherwise violates any Requirement of Law;.

            (i)   Judgments.  One or more judgments,
      non-interlocutory orders, decrees or arbitration awards shall be entered against Borrower involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

            (j) Ownership. The Guarantor at any time ceases to maintain in the aggregate a direct or indirect beneficial equity interest in the Borrower at least equal to the beneficial equity interest directly or indirectly held by it on the Closing Date, or fails to own beneficially, directly or indirectly, capital stock representing voting control of Borrower; or

            (k)   Adverse Change.  There shall occur a Material
      Adverse Effect; or

            (l) Guarantor Defaults. The Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement in the Guaranty, or the Guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or the Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

      7.2   Remedies.  If any Event of Default occurs, the Lender may:

            (a)   declare its Commitment to make Loans or issue
      Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

            (c) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) and (g) above, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

      7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

      7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement shall be terminated for any reason, then the Lender may demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrower shall thereupon deliver to the Lender, to be held for the benefit of the Lender, an amount of cash equal to the amount of all outstanding Letters of Credit (determined in accordance with subsection 1.1(c) hereof) as collateral security for Borrower's Obligations in respect of any outstanding Letters of Credit. The Lender may at any time apply any or all of such cash and cash collateral to the payment of any or all of Borrower's Obligations in respect of any Letters of Credit, including without limitation to the payment of any or all of Borrower's reimbursement liabilities to the Lender as issuer of such Letters of Credit. Pending such application, the Lender may (but shall not be obligated to) invest the same in an interest bearing account in the Lender's name, for the benefit of the Lender, under which deposits are available for immediate withdrawal, at such bank or financial institution as the Lender may, in its discretion, select. Interest earned, if any, on such investments shall be applied by Lender towards the repayment of Borrower's obligations hereunder.

                       ARTICLE VIII

                       MISCELLANEOUS

      8.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

      8.2   Notices.

      (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by Borrower by facsimile (i) shall be promptly confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed by certified or registered mail, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to Borrower or the Lender, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith.

      (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. Mail, certified or registered, or if delivered, upon delivery; except that notices pursuant to Article I shall not be effective until actually received by the Lender.

      8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      8.4 Costs and Expenses. The Borrower shall pay or reimburse the Lender within five (5) Business Days after demand in the maximum amount of $2,500 for costs and expenses incurred by it in connection with the preparation of the Loan Documents, and any amendments and modifications thereto, the enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs, incurred by the Lender.

      8.5 Indemnity. Borrower shall indemnify, defend and hold harmless the Lender and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs)of any kind or nature whatsoever with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified
Person.

      No action taken by legal counsel chosen by the Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower's obligations and duties hereunder to indemnify and hold harmless the Lender. In no event shall any site visit, observation, or testing by the Lender (or any contractee of the Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Lender. The Lender shall not owe any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property. The

Lender shall not be obligated to disclose to the Borrower or any other
Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Lender.

      The obligations in this Section 8.5 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 8.5 shall be paid within thirty (30) days after demand.

      8.6 Marshaling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or any Lender or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

      8.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by the Lender shall be subject to the provisions of Section 8.8 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

      8.8 Set-off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default shall have occurred and be continuing, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) and other Property at any time held by, including any indebtedness at any time owing to, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 8.8 are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have.

      8.9 Automatic Debits of Fees. The Borrower hereby irrevocably authorizes the Lender to debit any deposit account of any of the Borrower with the Lender in such amounts as may be necessary with respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Lender under the Loan Documents. No such debit under this
Section 8.9 shall be deemed a setoff.

      8.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

      8.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      8.12 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

      8.13 Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

      8.14 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Lender, the Borrower, the Guarantor and other parties, and is the product of all parties hereto.

Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lender merely because of the Lender's involvement in the preparation of such documents and agreements.

      8.15 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, Guarantor and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

      8.16  Governing Law and Jurisdiction.

      (a)   THIS AGREEMENT AND THE NOTES SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE LENDER
SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      (b)   ANY LEGAL ACTION OR PROCEEDING WITH
RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN
DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE
OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN
DISTRICT OF ILLINOIS, EASTERN DIVISION, AND BY EXECUTION
AND DELIVERY OF THIS AGREEMENT, EACH OF THE
BORROWER, THE GUARANTOR AND THE LENDER CONSENTS,
FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE
NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF
THE BORROWER, THE GUARANTOR AND THE LENDER
IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY
OBJECTION TO THE LAYING OF VENUE OR BASED ON THE
GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW
OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR
PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS
AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE
BORROWER, THE GUARANTOR, THE LENDER EACH WAIVE
PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER
PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS
PERMITTED BY ILLINOIS LAW.

      8.17  WAIVER OF JURY TRIAL.  THE BORROWER AND
THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A

TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED
UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT,
THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS
CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION,
PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT
BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR
PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS,
TORT CLAIMS, OR OTHERWISE.  THE BORROWER, THE
GUARANTOR AND THE LENDER EACH AGREE THAT ANY SUCH
CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT
TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING,
THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT
TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS
SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER
PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO
CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS
AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY
PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY
TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND
THE OTHER LOAN DOCUMENTS.

      8.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Guarantor and the Lender, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                        ARTICLE IX

                        DEFINITIONS

      9.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

      "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, the Lender shall not be deemed an "Affiliate" of the Borrower or of any Subsidiary of Borrower.

      "Aggregate Commitment" means the combined Commitments of the Lender, which shall initially be in the amount of $15,000,000.00, as such amount may be reduced from time to time pursuant to this Agreement.

      "Applicable Margin" means with respect to Prime Rate Revolving
Loans  -1% (negative one percent) and with respect to LIBOR Rate
Revolving Loans, 3/4% (three quarters of one percent) if the ratio of Liabilities to Tangible Net Worth is less than 1.0:1, 1.0% (one percent) if the ratio of Liabilities to Tangible Net Worth is between 1.0:1 and 2.0:1, and one and one quarter per cent (1 1/4%) if the ratio of Liabilities to Tangible Net Worth is greater than 2.0:1.

      "Bankruptcy Code" means the Federal Bankruptcy Reform Act of
1978 (11 U.S.C. Section 101, et seq.),as amended and in effect from time to time and the regulations issued from time to time thereunder.

      "Borrowing" means a borrowing hereunder consisting of Loans made to any of the Borrower on the same day by the Lender pursuant to
Article I.

      "Borrowing Base" means an amount as of any time of determination equal to the sum of: (a) eighty five percent (85%) of the aggregate amount of the Borrower's then existing Eligible Accounts, plus (i) seventy five percent (75%) of the aggregate net book value of the Borrower's of the unencumbered trucks and trailers. Net book value is defined as the depreciated book value of all of Borrower's trucks and trailers less all indebtedness and lease obligations relating thereto

      "Borrowing Base Certificate" means a certificate of the Borrowers, in substantially the form of Exhibit E hereto, duly completed as of a date acceptable to the Lender in its sole discretion.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any

LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

      "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of the Lender or of any corporation controlling the Lender.

      "Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by the Lender, or by any U.S. commercial bank having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc.
and in either case having a tenor of not more than three (3) months.

      "Closing Date" means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived by the Lender.

      "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

      "Commitment" means, for the Lender, the Revolving Commitment

      "Consolidated Net Income (Loss)" means, for any period, the net income (or loss) of Guarantor and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that in determining Consolidated Net Income (Loss) there shall be excluded:

            (a) the income (or loss) of any Person which is not an Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower;

            (b)   the proceeds of any life insurance policy;

            (c) gains (but not losses) from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of Borrower, and related tax effects in accordance with GAAP; and

            (e) any other extraordinary or non-recurring gains (but not losses) of Borrower, and related tax effects in accordance with GAAP.

      "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

      "Conversion Date" means any date on which Borrower converts a Prime Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Prime Rate Loan.

      "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

      "Dollars", "dollars" and "$" each mean lawful money of the United States of America.

      "EBITDA" means, for any period, for the Guarantor and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) the Consolidated Net Income (or net loss) for such period plus (b) all amounts deducted from net income (or net loss) for such period for depreciation or amortization, plus (c) interest expense deducted from net income (or net loss) for such period, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss).

      "Eligible Account" means each Account:

            (a) that is not unpaid more than ninety (90) days after the invoice date;

            (b) that is not owed by an Account Debtor who is obligated on Accounts owed to the Borrower more than 25%
      (twenty-five percent) of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in clause
      (a) above, unless the Lender has approved the continued eligibility thereof; and

            (c)   that is otherwise acceptable to the Lender.

      "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive
Environmental Response, Compensation and Liability Act of 1980
("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency
Planning and Community Right-to-Know Act.

      "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

      "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Guarantor" means Smithway Motor Xpress Corp.

      "Guaranty" means that certain Guaranty, dated as of the date of this Agreement, in substantially the form of Exhibit F hereto, made by the Guarantor in favor of the Lender.

      "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent.

      "Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business pursuant to ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Rate Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

      "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

      "Interest Payment Date" means, with respect to any LIBOR Rate
Loan, the last day of each Interest Period applicable to such Loan or with respect to any 6 month LIBOR Rate Loans, on the last day of the first three month period and the last day of the second three month period, and, with respect to any Prime Rate Loans, the last Business Day of each calendar month and each date a Prime Rate Loan is converted into a LIBOR Rate
Loan.

      "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the conversion date on which the Loan is converted to the LIBOR
Rate Loan and ending on the date 1, 2, 3 or 6 months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

            (a)   if any Interest Period pertaining to a LIBOR Rate
      Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

            (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

      "LaSalle" means LaSalle National Bank, a national banking association.

      "Lending Office" means the office or offices of the Lender specified as its "Lending Office" opposite its name on the applicable signature page hereto, or such other office or offices of the Lender as it may from time to time notify the Borrower.

      "Letter of Credit Commitment" means the Letter of Credit
Commitment of the Lender, which shall not exceed $4,000,000.

      "Letter of Credit Reserve" means, at any time, an amount equal to all liabilities of the Borrower to the Lender in respect of any Letter of Credits outstanding at such time, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all-amounts which have been paid or made available by the Lender as issuer of such Letter of Credits to the extent not reimbursed; and (c) all unpaid interest, fees and expenses in respect of such Letter of Credits.

      "Leverage Ratio" means, as of any date of determination thereof, the ratio of consolidated total Indebtedness of Borrower to the EBIDTA for the twelve fiscal months then ended.

      "LIBOR" Rate means, for each Interest Period, the offered rate per annum for deposits of Dollars for a 1, 2, 3, or 6 months period as determined by the Lender (rounded upwards, if necessary, to the nearest
1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Lender in the London interbank market for a 1, 2, 3, or 6 month period and for an amount equal or comparable to the principal amount of the Revolving Loan outstanding on such date of determination. If no such deposits are offered by such institutions, such rate will be the rate in effect for the prior Interest Period.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

      "Loan" means an extension of credit by the Lender to the Borrower pursuant to Article I hereof, and may be a Revolving Loan or a LIBOR Rate Loan.

      "Loan Documents" means this Agreement, the Notes, all documents delivered to the Lender in connection therewith including any subordination agreements.

      "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower; (b) a material impairment of the ability of Borrower to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

      "Note" means the Revolving Note.

      "Notice of Borrowing" means a notice given by the Borrower to the Lender pursuant to Section 1, in substantially the form of Exhibit B hereto.

      "Notice of Conversion/Continuation" means a notice given by the Borrower to the Lender pursuant to Section 1.5, in substantially the form of Exhibit C hereto.

      "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

      "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to the Lender or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

      "Ordinary Course of Business" means, in respect of any transaction involving the Borrower in the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

      "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

      "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrowers or any member of the Controlled Group sponsors or maintains or to which the Borrowers or any member of the Controlled Group makes, is making or is obligated to make contributions.

      "Prime Rate" means, for any day, the rate of interest most recently announced by the Lender in Chicago, Illinois, as its "prime rate", which rate may change from time to time and is not necessarily the Lender's lowest or most favorable rate of interest at any time.

      "Prime Rate Loan" means a Loan that bears interest based on the Prime Rate.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

      "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

      "Responsible Officer" means the chief executive officer or the chief financial officer of Borrower or Guarantor.

      "Revolving Commitment" means the combined Revolving
Commitment of the Lender, which shall be equal to $15,000,000.00.

      "Revolving Note" means a promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A hereto, evidencing indebtedness of the Borrower under the aggregate Revolving Commitment of the Lender.

      "Revolving Termination Date" means the earlier to occur of: (a)
August 31, 2000 unless extended in writing by all the parties hereto; and (b) the date on which the Aggregate Revolving Commitment shall terminate in accordance with the provisions of this Agreement.

      "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

      "Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

      "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

      "Tangible Net Worth" means Stockholders' Equity minus general intangible assets, including, but not limited to, goodwill, notes receivable, capital investments in any Person and amounts due from Affiliates, employees or shareholders.

      "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

      "United States" and "U.S." each means the United States of America.

      9.2   Other Interpretive Provisions.

      (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

      (b) The Agreement. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

      (c) Certain Common Terms. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation."

      (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business
Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

      (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

      (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

      (g) Number. As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "Borrower" shall be so construed.

      9.3   Accounting Principles.

      (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

      (b) References herein to "fiscal year", "fiscal quarter" and "fiscal months' refer to such fiscal periods of the Guarantor unless indicated otherwise.

     THE REST OF THIS PAGE IS LEFT INTENTIONALLY BLANK

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                        SMITHWAY MOTOR XPRESS, INC.,
                        as Borrower

                        By:
                        Title:

                              Address Notice:
                              P.O. Box 404
                              Fort Dodge, Iowa 50501
                              Attn:
                              Facsimile:
                              Tel.

                        SMITHWAY MOTOR XPRESS CORP.,
                        as Guarantor

                        By:
                        Title:

                              P.O. Box 404
                              Fort Dodge, Iowa 50501
                              Attn:
                              Facsimile:
                              Tel.

                        LASALLE NATIONAL BANK, as Lender

                        By:
                        Title:

                              Address notices and Lending Office:
                              135 S. LaSalle
                              Chicago, Illinois 60603
                              Attn: Mr. Bruce Linger
                              Facsimile: (312) 904-6150
                              Tel: (312) 904-8356